Exhibit 99.3

Contact: Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7004

FOR IMMEDIATE RELEASE

SUNLINK HEALTH SYSTEMS AND FOUNDATION HEALTHCARE

AFFILIATES END MERGER DISCUSSIONS; SUNLINK TO FOCUS ON

EXISTING HOSPITAL PORTFOLIO AND BUSINESS PLAN

Atlanta, November 8, 2011 — SunLink Health Systems, Inc. (NYSE Amex Equities: SSY) and Foundation Healthcare Affiliates, LLC announced today that they have ended their previously announced merger discussions. Robert Thornton, SunLink’s Chairman and Chief Executive Officer, said “differences in the parties’ respective business models, philosophies and operating assets drove the decision not to move forward.”

Mr. Thornton stated: “Our Board has concluded that the business plan that the Company has adopted is fundamentally sound and has determined to focus the company’s strategic efforts on enhancing its existing hospital portfolio and on pursuing potential hospital acquisitions. SunLink is committed to enhancing shareholder value while maintaining high standards of responsibility to its patients, employees and the communities it serves and will continue to pursue strategic alternatives consistent with that commitment.”

SunLink Health Systems, Inc. currently operates six community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.